New RC
CASH FLOW
Projected
(Thousands of Dollars)		2002	2003	2004
With Securitization
Net Income		*	*	*
Other		*	*	*
Net Cash From Operations		*	*	*
Capital Expenditures		*	*	*
Sales of Assets/Other Investments		*	*	*
Net Cash Used in Investing		*	*	*
Short-Term Debt/Money Pool Borrowing		*	*	*
Construction Loan		*	*	*
Long-Term Debt		*	*	*
Securitization Debt (1)		*	*	*
APIC - Common Stock		*	*	*
Preferred Stock		*	*	*
Preferred Dividends		*	*	*
Common Dividends		*	*	*
Net Cash Provided by Financing		*	*	*
Net Change in Cash		*	*	*
Cash & Cash Equivalents	*	*	*	*

Filed under Request for Confidential Treatment Pursuant to Rule 104(b) of the Public Utility Holding Company Act.

Note: (1) *

New RC
Capitalization
Projected
(Thousands of Dollars)	2002	2003	2004
With Securitization
Debt Money Pool/Short-Term Debt Construction Loan Securitization Loan (1) Long-Term Debt	* * * * *	* * * * *	* * * * *
Total Debt Preferred Stock	* *	* *	* *
Trust Obligated Preferred Securities (TOPrS)	*	*	*
Common Equity Common Stock & APIC Retained Earnings	* *	* * *	* * *
Total Common Equity Total Capitalization	* *	* *	* *
Total Debt Preferred Stock Trust Obligated Preferred Securities (TOPrS) Common Equity	* * * *	* * * *	* * * *
Total Capitalization	*	*	*

Without Securitization
Debt Money Pool/Short-Term Debt Construction Loan Long-Term Debt	* * *	* * *	* * *
Total Debt Preferred Stock	* *	* *	* *
Trust Obligated Preferred Securities (TOPrS)	*	*	*
Common Equity Common Stock & APIC Retained Earnings	* *	* * *	* * *
Total Common Equity Total Capitalization	* *	* *	* *
Total Debt Preferred Stock Trust Obligated Preferred Securities (TOPrS) Common Equity	* * * *	* * * *	* * * *
Total Capitalization	*	*	*

Filed under Request for Confidential Treatment Pursuant to Rule 104(b) of the Public Utility Holding Company Act.
Note: (1) *